Exhibit 99.1

News Release
Media Line: 410 470-7433 www.constellationenergypartners.com

Media Contact:	Lawrence McDonnell
410 470-7433

Investor Contact:	Tonya Cultice
410 470-5619

Constellation Energy Partners Announces Organizational Changes

•	Appoints Stephen R. Brunner to Board of Managers and Lisa J. Mellencamp as General Counsel

•	Transitions Executives from Management Services Agreement

HOUSTON, Jan. 07, 2008 - Constellation Energy Partners (NYSE Arca: CEP) today announced that Stephen R. Brunner, president, chief executive officer and chief operating officer of Constellation Energy Partners, has been appointed by Constellation Energy as a Class A manager on the Board of Managers to fill the vacancy resulting from the resignation of Andrew C. Kidd. Both the appointment and resignation became effective as of Dec. 31, 2008.

The company named Lisa J. Mellencamp, formerly associate general counsel of Constellation Energy Resources, as general counsel effective Jan. 1, 2009.

The company also indicated Brunner, Mellencamp, Charles C. Ward, chief financial officer and treasurer, and Michael B. Hiney, chief accounting officer for Constellation Energy Partners, have been transitioned from the management services agreement to become employees of Constellation Energy Partners. In conjunction with the transition, the company entered into letter agreements outlining compensation packages for each executive. The transition of the executive team became effective as of Jan. 1, 2009.

“The changes we announced today are important steps in positioning the company for the long-term,” said John R. Collins, chairman of the Board of Managers for Constellation Energy Partners. “We feel these changes should provide investors with increased transparency in the alignment of our executives to the objectives and performance of the company. The Board of Managers has confidence in the executive team and believes their continued leadership will be instrumental in allowing the company to deliver on its 2009 business plan and successfully navigate the challenges of the upcoming year.”

Executive Biographies

Stephen R. Brunner was appointed president and chief executive officer of Constellation Energy Partners in March 2008 and continued to serve in the role of chief operating officer, a role he assumed in February 2008. Mr. Brunner has more than 25 years of experience operating oil and gas properties both domestically and internationally. Prior to joining Constellation Energy Partners, Mr. Brunner also served as a vice president for Constellation Energy Commodities Group, Inc., where he provided support for Constellation Energy Partners in various operational activities. Prior to joining Constellation Energy in February 2008, Mr. Brunner served in various leadership roles at Pogo Producing Company, Zilkha Energy Company, Chevron Corporation and Tenneco Oil Company.

Lisa J. Mellencamp was appointed general counsel of Constellation Energy Partners in January 2009. Ms. Mellencamp has more than 25 years of legal experience and an extensive energy background. Prior to joining Constellation Energy Partners, Ms. Mellencamp served as associate general counsel for Constellation Energy Resources, where she supervised the legal group supporting the upstream and downstream wholesale gas and retail gas businesses. Ms. Mellencamp has also assisted Constellation Energy Partners in various legal activities, including the company’s initial public offering in November 2006. Prior to joining Constellation Energy in March 2005, Ms. Mellencamp held various legal positions at Duke Energy and Enron North America and was a partner in the law firms of Gardere Wynne Sewell LLP and Hutcheson & Grundy, L.L.P.

Charles C. Ward was appointed chief financial officer and treasurer of Constellation Energy Partners in March 2008. Mr. Ward has over 15 years of finance and energy industry experience. Prior to joining Constellation Energy Partners, Mr. Ward also served as a vice president for Constellation Energy Commodities Group, Inc., where he provided support for Constellation Energy Partners in various finance activities and helped to lead the company through its initial public offering in November 2006. Prior to joining Constellation Energy in November 2005, Mr. Ward held finance and asset management positions at Enron North America, El Paso Energy, and Tenneco.

Michael B. Hiney was appointed chief accounting officer of Constellation Energy Partners in March 2008. Mr. Hiney has over 18 years of energy industry and energy related accounting experience. Prior to joining Constellation Energy Partners, Mr. Hiney also served as a vice president for Constellation Energy Commodities Group, Inc. where he served as controller for Constellation Energy Partners and helped to lead the company through its initial public offering in November 2006. Prior to joining Constellation Energy in July

2006, Mr. Hiney held various roles at El Paso Exploration & Production Company for 16 years, including assistant controller, director of financial reporting, and manager of financial reporting and general accounting.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Constellation Energy Partners LLC (http://www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets.

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